Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sandy Harrison
Semtech Corporation
(805) 480-2004
webir@semtech.com

Semtech Welcomes Jane Li to Its Board of Directors

CAMARILLO, Calif., February 29, 2016 -- Semtech Corporation (Nasdaq:  SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced that its board of directors has appointed Ye Jane Li (Jane Li) as its newest director, effective February 25, 2016.

Ms. Li has been a strategic advisor to Diversis Capital, LLC, a private equity firm that invests in middle-market companies, since 2013.  Ms. Li was the Chief Operating Officer for Huawei Enterprise USA, Inc. from 2012 to 2015.  Before joining Huawei Enterprise USA, she served as General Manager for Huawei Symantec USA, Inc.  Prior to that, she was a consultant to The Gores Group, a private equity firm focusing on the technology sector.  Prior to the Gores Group, Ms. Li held senior executive roles with Fujitsu Compound Semiconductor Inc., Neophotonics Corporation, Novalux Inc. and Corning Incorporated.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer stated, “We are delighted to welcome Jane to Semtech’s board.  She brings decades of experience in the technology industry as well as unique industry perspectives in the Enterprise Computing, Communications and IOT markets. Her insights into the penetration of international markets should also be an invaluable addition to Semtech.”

Ms. Li received her Bachelor of Arts and Master of Science degrees in Telecommunications and Electronics Engineering from Zhejiang University and a Master’s degree in Communications and Development from Ohio University.

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2	Semtech Welcomes Jane Li to Board of Directors

Ms. Li previously served as a board member for Women in Cable TV and Telecommunications, a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

The addition of Ms. Li expands Semtech’s board of directors to ten.  She joins Rockell Hankin, Glen Antle, James Burra, Bruce Edwards, James Lindstrom, John Piotrowski, Carmelo Santoro, Sylvia Summers and Mohan Maheswaran.  Ms. Li was also appointed to serve on the Compensation Committee of Semtech’s Board of Directors.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications and industrial equipment.  Products are designed to benefit the engineering community as well as the global community.  The Company is dedicated to reducing the impact it, and its products, have on the environment.  Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction.  Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC.  For more information, visit http://www.semtech.com.

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